THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100
MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201
Exhibit 99

For Immediate Release	September 1, 2005
Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100
The Midland Company Comments on Hurricane Katrina
➢ Losses will be Contained within Company’s Comprehensive Reinsurance Program

➢ Currently Assessing Anticipated Gross Losses

➢ Anticipates Modest Full Year Earnings Impact

Cincinnati, Ohio, September 1, 2005 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced that it is currently assessing the anticipated losses from Hurricane Katrina, which made landfall along the borders of Louisiana and Mississippi earlier this week.
“Access to some of the most affected areas has been restricted, so we can’t yet know the exact extent of the damage,” said John W. Hayden, Midland president and chief executive officer. “We have, however, quantified our exposures along the path of the storm and based on our modeled projections, along with our extensive experience in assessing the financial impact of such catastrophic events, we believe that our after-tax losses, considering the effect of reinsurance and other catastrophe related items, from Hurricane Katrina should be in the range of 40 to 60 cents per share. Losses of the magnitude we currently anticipate from Katrina are well contained within the structure of our catastrophe reinsurance programs. As a point of reference, Midland reported catastrophe losses of 98 cents per share in last year’s third quarter reflecting the impact of the four hurricanes that impacted Florida and the southeastern United States.” All per share amounts are on an after-tax, diluted basis.
Hayden added, “It is important to note that, exclusive of the hurricane losses, we continue to experience very strong underwriting results from our major lines of business in the third quarter as well as on a year to date basis. These favorable underwriting results allow us to remain optimistic about our full year earnings outlook. Assuming normal weather conditions for the remainder of 2005, we believe that we’re still on track to produce record levels of earnings in the range of $2.95 to $3.15 per share, assuming no realized capital gains or losses. This level of earnings would be well ahead of our prior record results of $2.49 per share, exclusive of realized capital gains*, reported in 2004.
American Modern Insurance Group, Midland’s insurance subsidiary, has mobilized 90 company claims adjusters from around the country to serve its policyholders in the affected areas. American Modern has also extended its office hours and will remain open over the Labor Day weekend so that policyholders can file claims. “Our hearts go out to all those that have been affected by Hurricane Katrina,” Hayden said. “We are committed to delivering on our promise to our policyholders in these difficult times, and doing so in a most professional and empathic manner. We strive to bring quick resolution to our policyholders. Historically, we have settled over 85 percent of our catastrophe claims within the first 30 days.”

The Midland Company Comments on Hurricane Katrina
September 1, 2005
M/G Transport Group
M/G Transport Group, Midland’s niche transportation business subsidiary, maintains operations in New Orleans. “M/G Transport is also dealing with the impact of Hurricane Katrina, which has cut-off access to our New Orleans offices and disrupted our normal shipping patterns. While it will take a while for M/G Transport to resume normal operations, we are not anticipating a significant impact on Midland as a whole,” Hayden said. M/G Transport Group accounts for approximately 5 percent of Midland’s total revenues.
About the Company
Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.
*Non-GAAP Measure and Reconciliation to GAAP Measure
Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.
Reconciliation to GAAP:

Year Ended
December 31, 2004
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$2.49
Net Realized Capital Gains	0.34

Net Income (GAAP)	$2.83

Forward Looking Statements Disclosure
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2005 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.